                                                                    EXHIBIT 10.1


                                        PUBLISHED CUSIP NUMBERS:
                                                371533AA8 (Deal)
                                                371533AB6 (Revolving Commitment)
                                                371533AC4 (Term Loan A)

================================================================================

                                CREDIT AGREEMENT

                            Dated as of April 1, 2004

                                      among

                                  GENESCO INC.
                                 as the Borrower

                      Certain Subsidiaries of the Borrower
                         from time to time party hereto
                                  as Guarantors

                              BANK OF AMERICA, N.A.
                     as Administrative Agent and L/C Issuer

                                       and

                         The Other Lenders Party Hereto

                         BANC OF AMERICA SECURITIES LLC
                                       as
                    Sole Lead Arranger and Sole Book Manager

                        LASALLE BANK NATIONAL ASSOCIATION
                              as Syndication Agent

                            WELLS FARGO FOOTHILL, LLC
                             as Documentation Agent

================================================================================

                                TABLE OF CONTENTS

                                                                                                                   Page
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
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS....................................................................       1
         1.01     Defined Terms...............................................................................       1
         1.02     Other Interpretive Provisions...............................................................      32
         1.03     Accounting Terms............................................................................      32
         1.04     Rounding....................................................................................      33
         1.05     References to Agreements and Laws...........................................................      33
         1.06     Exchange Rates; Currency Equivalents........................................................      33
         1.07     Additional Alternative Currencies...........................................................      34
         1.08     Change of Currency..........................................................................      34
         1.09     Times of Day................................................................................      35
         1.10     Letter of Credit Amounts....................................................................      35

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS..............................................................      35
         2.01     Loans.......................................................................................      35
         2.02     Borrowings, Conversions and Continuations of Loans..........................................      36
         2.03     Letters of Credit...........................................................................      37
         2.04     Prepayments.................................................................................      47
         2.05     Termination or Reduction of Aggregate Revolving Commitments.................................      49
         2.06     Repayment of Loans..........................................................................      50
         2.07     Interest....................................................................................      51
         2.08     Fees........................................................................................      52
         2.09     Computation of Interest and Fees............................................................      53
         2.10     Evidence of Debt............................................................................      53
         2.11     Payments Generally..........................................................................      53
         2.12     Sharing of Payments.........................................................................      55

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY............................................................      56
         3.01     Taxes.......................................................................................      56
         3.02     Illegality..................................................................................      57
         3.03     Inability to Determine Rates................................................................      57
         3.04     Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans......      58
         3.05     Compensation for Losses.....................................................................      58
         3.06     Matters Applicable to all Requests for Compensation.........................................      59
         3.07     Survival....................................................................................      59

ARTICLE IV GUARANTY...........................................................................................      60
         4.01     The Guaranty................................................................................      60
         4.02     Obligations Unconditional...................................................................      60
         4.03     Reinstatement...............................................................................      61
         4.04     Certain Additional Waivers..................................................................      62
         4.05     Remedies....................................................................................      62
         4.06     Rights of Contribution......................................................................      62
         4.07     Guarantee of Payment; Continuing Guarantee..................................................      62

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS...........................................................      62
         5.01     Conditions of Closing Date and Initial Credit Extension.....................................      62
         5.02     Conditions to all Credit Extensions.........................................................      68

ARTICLE VI REPRESENTATIONS AND WARRANTIES.....................................................................      69
         6.01     Existence, Qualification and Power; Compliance with Laws....................................      69
         6.02     Authorization; No Contravention.............................................................      70
         6.03     Governmental Authorization; Other Consents..................................................      70
         6.04     Binding Effect..............................................................................      70
         6.05     Financial Statements; No Material Adverse Effect............................................      70
         6.06     Litigation..................................................................................      71
         6.07     No Default..................................................................................      71
         6.08     Ownership of Property; Liens................................................................      72
         6.09     Environmental Compliance....................................................................      72
         6.10     Insurance...................................................................................      73
         6.11     Taxes.......................................................................................      73
         6.12     ERISA Compliance............................................................................      73
         6.13     Capital Structure/Subsidiaries..............................................................      74
         6.14     Margin Regulations; Investment Company Act; Public Utility Holding Company Act..............      75
         6.15     Disclosure..................................................................................      75
         6.16     Compliance with Laws........................................................................      75
         6.17     Intellectual Property.......................................................................      75
         6.18     Solvency....................................................................................      76
         6.19     Investments.................................................................................      76
         6.20     Business Locations..........................................................................      76
         6.21     Brokers' Fees...............................................................................      76
         6.22     Labor Matters...............................................................................      76
         6.23     Nature of Business..........................................................................      76
         6.24     Representations and Warranties from Other Loan Documents....................................      77
         6.25     Representations and Warranties from Merger Agreement........................................      77
         6.26     Collateral Documents........................................................................      77
         6.27     Designation as "Designated Senior Indebtedness".............................................      77
         6.28     Use of Proceeds.............................................................................      77

ARTICLE VII AFFIRMATIVE COVENANTS.............................................................................      77
         7.01     Financial Statements........................................................................      78
         7.02     Certificates; Other Information.............................................................      78
         7.03     Notices and Information.....................................................................      80
         7.04     Payment of Obligations......................................................................      81
         7.05     Preservation of Existence, Etc..............................................................      81
         7.06     Maintenance of Properties...................................................................      82
         7.07     Maintenance of Insurance....................................................................      82
         7.08     Compliance with Laws and Material Contractual Obligations...................................      82
         7.09     Books and Records...........................................................................      83
         7.10     Inspection Rights...........................................................................      83
         7.11     Use of Proceeds.............................................................................      83
         7.12     Additional Guarantors.......................................................................      83

         7.13     Pledged Assets..............................................................................      84

ARTICLE VIII NEGATIVE COVENANTS...............................................................................      85
         8.01     Liens.......................................................................................      85
         8.02     Investments.................................................................................      87
         8.03     Indebtedness................................................................................      90
         8.04     Fundamental Changes.........................................................................      92
         8.05     Dispositions................................................................................      92
         8.06     Restricted Payments.........................................................................      93
         8.07     Change in Nature of Business................................................................      93
         8.08     Transactions with Affiliates and Insiders...................................................      93
         8.09     Burdensome Agreements.......................................................................      94
         8.10     Use of Proceeds.............................................................................      94
         8.11     Financial Covenants.........................................................................      95
         8.12     Capital Expenditures........................................................................      95
         8.13     Prepayment of Other Indebtedness, Etc.......................................................      96
         8.14     Organization Documents; Fiscal Year.........................................................      96
         8.15     Ownership of Subsidiaries...................................................................      96
         8.16     Sale Leasebacks.............................................................................      97

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES.....................................................................      97
         9.01     Events of Default...........................................................................      97
         9.02     Remedies Upon Event of Default..............................................................     100
         9.03     Application of Funds........................................................................     100

ARTICLE X ADMINISTRATIVE AGENT................................................................................     101
         10.01    Appointment and Authorization of Administrative Agent.......................................     101
         10.02    Delegation of Duties........................................................................     102
         10.03    Liability of Administrative Agent...........................................................     102
         10.04    Reliance by Administrative Agent............................................................     102
         10.05    Notice of Default...........................................................................     103
         10.06    Credit Decision; Disclosure of Information by Administrative Agent..........................     103
         10.07    Indemnification of Administrative Agent.....................................................     104
         10.08    Administrative Agent in its Individual Capacity.............................................     104
         10.09    Successor Administrative Agent..............................................................     105
         10.10    Administrative Agent May File Proofs of Claim...............................................     105
         10.11    Collateral and Guaranty Matters.............................................................     106
         10.12    Other Agents; Arrangers and Managers........................................................     107

ARTICLE XI MISCELLANEOUS......................................................................................     107
         11.01    Amendments, Etc.............................................................................     107
         11.02    Notices and Other Communications; Facsimile Copies..........................................     109
         11.03    No Waiver; Cumulative Remedies..............................................................     110
         11.04    Attorney Costs, Expenses and Taxes..........................................................     110
         11.05    Indemnification by the Borrower.............................................................     111
         11.06    Payments Set Aside..........................................................................     112
         11.07    Successors and Assigns......................................................................     112
         11.08    Confidentiality.............................................................................     115
         11.09    Set-off.....................................................................................     116

         11.10    Interest Rate Limitation....................................................................     116
         11.11    Counterparts................................................................................     117
         11.12    Integration.................................................................................     117
         11.13    Survival of Representations and Warranties..................................................     117
         11.14    Severability................................................................................     117
         11.15    Tax Forms...................................................................................     118
         11.16    Replacement of Lenders......................................................................     120
         11.17    Governing Law...............................................................................     120
         11.18    Waiver of Right to Trial by Jury............................................................     121
         11.19    USA PATRIOT Act Notice......................................................................     121
         11.20    Designation as Designated Senior Indebtedness...............................................     121
         11.21    Judgment Currency...........................................................................     121

SIGNATURES....................................................................................................     S-1

SCHEDULES

         1.01-1       Guarantors
         1.01-3       Existing Letters of Credit
         1.01-2       Add-backs to Consolidated EBITDA
         2.01         Commitments and Pro Rata Shares
         6.03         Required Consents, Authorizations, Notices and Filings
         6.06         Litigation
         6.09         Environmental Matters
         6.10         Insurance
         6.11         Taxes
         6.12         ERISA
         6.13(a)      Corporate Structure
         6.13(b)      Subsidiaries
         6.13(c)      Equity Investments
         6.17         Intellectual Property Matters
         6.20(a)      Real Properties
         6.20(b)      Collateral Locations
         6.20(c)      Chief Executive Office, Jurisdiction of Incorporation,
                      Principal Place of Business
         8.01         Existing Liens
         8.02         Existing Investments
         8.03         Existing Indebtedness
         11.02        Administrative Agent's Office, Certain Addresses for
                      Notices

EXHIBITS

         A        Form of Loan Notice
         B-1      Form of Revolving Note
         B-2      Form of Term Note
         C        Form of Compliance Certificate
         D        Form of Joinder Agreement
         E        Form of Assignment and Assumption

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the "Agreement") is entered into as of April 1, 2004 by and among GENESCO INC., a Tennessee corporation (together with any permitted successors and assigns, the "Borrower"), the Guarantors (as defined herein), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

         The Borrower has requested that the Lenders provide credit facilities in an aggregate amount of $175,000,000 (the "Credit Facilities") for the purposes hereinafter set forth, and the Lenders are willing to do so on the terms and conditions set forth herein.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01     DEFINED TERMS.

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquired Company" means Hat World Corporation, a Delaware corporation.

         "Acquisition", by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property, or a business unit or product line, of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

         "Administrative Agent" means Bank of America in its capacity as administrative agent under this Agreement and certain of the other Loan Documents, or any successor administrative agent.

         "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

         "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

         "Agreement" has the meaning assigned to such term in the heading hereof.

         "Alternative Currency" means Euro and Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

         "Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

         "Alternative Currency Sublimit" means an amount equal to $2,500,000. The Alternative Currency Sublimit is part of, and not in addition to, the Standby Letter of Credit Sublimit and the Commercial Letter of Credit Sublimit.

         "Applicable Rate" means, for the purposes of calculating (a) the Letter of Credit Fees for the purposes of Section 2.03(i), (b) the interest rate applicable to Eurodollar Rate Loans for the purposes of Section 2.07(a), (c) the interest rate applicable to Base Rate Loans for the purposes of Section 2.07(a), and (d) the Facility Fee for the purposes of Section 2.08(a),each of the following percentages per annum, as applicable, based upon the ratio of Consolidated Adjusted Debt to Consolidated EBITDAR as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to
Section 7.02(b) for the four-quarter period ending as of the last day of the fiscal quarter to which such Compliance Certificate relates:

                                                                    Applicable Margin for
                Ratio of                  Applicable Margin for      Alternate Base Rate
              Consolidated   Facility          LIBOR Loans                  Loans
                Adjusted      Fee for    ------------------------------------------------
                 Debt to     Revolving    Revolving     Term       Revolving      Term      Standby      Commercial
 Pricing     Consolidated     Credit       Credit       Loan        Credit        Loan     Letter of     Letter of
  Level         EBITDAR      Facility     Facility    Facility     Facility     Facility   Credit Fee    Credit Fee
-------------------------------------------------------------------------------------------------------------------
    I        > or = 4.00x    50.0 bps    175.0 bps    225.0 bps     0.0 bps     50.0 bps   175.0 bps     87.5 bps
-------------------------------------------------------------------------------------------------------------------

 II         < 4.00x           50.0 bps    150.0 bps    200.0 bps     0.0 bps     25.0 bps   150.0 bps     75.0 bps
        but > or = 3.50x
------------------------------------------------------------------------------------------------------------------
III         < 3.50x           50.0 bps    125.0 bps    175.0 bps     0.0 bps     0.0 bps    125.0 bps     62.5 bps

Any increase or decrease in the Applicable Rates resulting from a change in the ratio of Consolidated Adjusted Debt to Consolidated EBITDAR shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered. Notwithstanding the foregoing, the Applicable Rates in effect from the Closing Date through the date immediately following the date the Borrower has delivered a Compliance Certificate for the fiscal quarter ending on or about May 1, 2004 shall be set at the Applicable Rates determined based upon Pricing Level I.

         "Applicable Time" means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

         "Application Period" means, in respect of the Net Cash Proceeds of any Disposition other than an Excluded Disposition and/or the Excess Proceeds of any Involuntary Disposition, the period of 270 days (or such earlier date as provided for reinvestment of the proceeds thereof under the documents evidencing or governing any Subordinated Indebtedness) following receipt of such Net Cash Proceeds or Excess Proceeds by any Consolidated Party.

         "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

         "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit E.

         "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all expenses and disbursements of internal counsel.

         "Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as debt on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear as debt on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

         "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 31, 2004, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

         "Availability Period" means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

         "Bank of America" means Bank of America, N.A. and its successors.

         "Bank of NY" has the meaning specified in Section 8.01(q).

         "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its "prime rate" (or if the Administrative Agent does not announce a "prime rate", by Bank of America). The "prime rate" is a rate set by the Administrative Agent (or if not set by the Administrative Agent, by Bank of America) based upon various factors including the Administrative Agent's (or Bank of America's, as applicable) costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent (or Bank of America, as applicable) shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "Base Rate Revolving Loan" means a Revolving Loan that is a Base Rate Loan.

         "Borrower" has the meaning specified in the heading hereof.

         "Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Businesses" means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

         "Canadian Dollars" means the lawful currency of Canada.

         "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Collateralize" has the meaning specified in Section 2.03(g)(iv).

         "Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or
(iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are rated AAA by either S&P or Moody's.

         "Change of Control" means the occurrence of any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), (b) the Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution, (c) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, 30% or more of the outstanding Voting Stock of the Borrower, (d) there occurs a (i) "Change of Control" (or any comparable term) under, and as defined in the Convertible Note Indenture, which in accordance therewith gives each Convertible Noteholder the right to require the Borrower to repurchase the Convertible Notes held by such Person and (ii) thereafter, with respect to the Convertible Notes, any of the following occur: (1) the Borrower provides notice to the Convertible Noteholders that it intends to pay in cash any portion of the required purchase price for the Convertible Notes in an amount in excess of any such cash payments otherwise permitted by Section 8.13 hereof; (2) the Borrower fails to satisfy (or is unable to satisfy) any of the conditions precedent set forth in the Convertible Note Indenture that would permit the Borrower to exercise its right to pay in Capital Stock 100% (less any cash payment in an amount not in excess of any amount otherwise permitted by Section 8.13 hereof) of the required purchase price for the Convertible Notes; or (3) the Borrower actually pays in cash any portion of the required purchase price for the Convertible Notes in an amount in excess of any such cash payments otherwise permitted by Section 8.13 hereof, (e) there occurs a "Change of Control" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness (other than the Convertible Notes) or (f) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors). As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

         "Closing Date" means the first date all the conditions precedent in
Section 5.01 are satisfied or waived in accordance with Section 10.01.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means a collective reference to all real and personal Property (other than Excluded Property) with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

         "Collateral Documents" means a collective reference to the Security Agreement, the Mortgage Instruments, the Control Agreements and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

         "Commercial Letter of Credit" means any commercial Letter of Credit issued (or deemed issued) hereunder.

         "Commercial Letter of Credit Sublimit" means an amount equal to the Aggregate Revolving Commitments, as such amount may be reduced from time to time in accordance with the terms set forth herein. The Commercial Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

         "Commitment" means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Consolidated Adjusted Debt" means, as of any date of determination, the sum of (a) Consolidated Funded Indebtedness as of such date and (b) the product of Consolidated Total Operating Lease Expense for the four fiscal quarter period then ended multiplied by 6.0.

         "Consolidated Depreciation and Amortization" means, for any period, for the Consolidated Parties on a consolidated basis, depreciation and amortization for such period plus any increase to Consolidated Total Operating Lease Expense for such period resulting from the write up of Operating Leases related to any Acquisition, all as determined in accordance with GAAP.

         "Consolidated EBITDA" means, for any period, for the Consolidated Parties on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Total Income Tax Expense, (ii) Consolidated Depreciation and Amortization, (iii) Consolidated Total Net Interest Expense, (iv) other non-cash charges in an aggregate amount not to exceed $20,000,000 over the term of this Agreement (and in any event not to exceed $10,000,000 in any fiscal year of the Borrower), (v) those add-backs in the amounts and for the periods set forth on Schedule 1.01-2 and (vi) add-backs during the fourth quarter of the Borrower's 2004 fiscal year and the Borrower's 2005 fiscal year in connection with Project "Jay Hawk" (i.e., the conversion or closing of approximately 48 stores including all of the remaining Jarman stores) in an aggregate amount (on a pre-tax basis) not to exceed (x) $2,000,000 for the fourth quarter of the Borrower's fiscal year 2004 and (y) $3,500,000 for the Borrower's fiscal year 2005 minus (c) non-cash credits to the extent such amounts increased Consolidated Net Income for such period, all as determined in accordance with GAAP, except as otherwise specifically provided herein.

         "Consolidated EBITDAR" means for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated EBITDA for such period plus (b) Consolidated Total Operating Lease Expense for such period.

         "Consolidated EBITR" means for any period, for the Consolidated Parties on a consolidated basis, (a) Consolidated EBITDA for such period minus (b) Consolidated Depreciation and Amortization for such period plus (c) Consolidated Total Operating Lease Expense for such period.

         "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITR to (b) the sum of (i) Consolidated Total Net Interest Expense plus (ii) Consolidated Total Operating Lease Expense, in each case for the four quarter fiscal period then ended.

         "Consolidated Funded Indebtedness" means, as of any date of determination, for the Consolidated Parties on a consolidated basis, without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Consolidated Parties (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations issued or assumed as the deferred purchase price of Property or services purchased by the Consolidated Parties (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of the Consolidated Parties, (e) the Attributable Indebtedness with respect to Capital Leases and Synthetic Lease Obligations, (f) the principal portion of all direct and contingent obligations as an account party in respect of letters of credit (including standby and commercial letters of credit) and bankers' acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or bankers' acceptances), (g) all obligations to repurchase any securities issued by the Consolidated Parties at any time prior to the Maturity Date, which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (h) the aggregate amount of uncollected accounts receivable subject at such time to a sale or securitization of receivables (or similar transaction) (whether or not such transaction would be reflected on the balance sheet of the Consolidated Parties in accordance with
GAAP) (all such Indebtedness of the types described in the forgoing clauses (a) through (h), as to any Person, "Funded Indebtedness"), (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Consolidated Parties, whether or not the obligations secured thereby have been assumed, (j) all Guarantees with respect to Funded Indebtedness of another Person and (k) the Funded Indebtedness of any partnership or unincorporated joint venture in which a Consolidated Party is a general partner or a joint venturer to the extent such Indebtedness is recourse to a Consolidated Party. To the extent that the rights and remedies of the obligee of any Consolidated Funded Indebtedness are limited to certain property and are otherwise non-recourse to any Consolidated Party, the amount of such Consolidated Funded Indebtedness shall be limited to the value of the Consolidated Parties' interest in such property (valued at the higher of book value or market value as of such date of determination).

         "Consolidated Interest Income" means, for any period, aggregate cash interest income for the Consolidated Parties on a consolidated basis for such period, as determined in accordance with GAAP; provided that:

                  (a) as of the end of the first quarter of fiscal year 2005, Consolidated Interest Income for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Interest Income for the fiscal month then ended multiplied by twelve (12);

                  (b) as of the end of the second quarter of fiscal year 2005, Consolidated Interest Income for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Interest Income for the four fiscal months then ended multiplied by three (3); and

                  (c) as of the end of the third quarter of fiscal year 2005, Consolidated Interest Income for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Interest Income for the seven fiscal months then ended multiplied by one and five-sevenths (1 5/7).

         "Consolidated Net Income" means, for any period, the net earnings (or loss) of the Consolidated Parties on a consolidated basis for such period taken as a single accounting period, but excluding extraordinary items of gain or loss, all as determined in accordance with GAAP.

         "Consolidated Net Worth" means, as of any date of determination, the sum of Capital Stock (including nonredeemable preferred stock but subtracting treasury stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and its Subsidiaries, on a consolidated basis determined in accordance with GAAP.

         "Consolidated Parties" means a collective reference to the Borrower and its Subsidiaries, and "Consolidated Party" means any one of them.

         "Consolidated Tangible Net Worth" means, as of any date of determination, for the Consolidated Parties on a consolidated basis, Consolidated Net Worth minus those assets classified as intangible for balance sheet purposes in accordance with GAAP.

         "Consolidated Total Assets" means, as of any date of determination, for the Consolidated Parties on a consolidated basis, total assets, determined in accordance with GAAP.

         "Consolidated Total Income Tax Expense" means, for any period, for the Consolidated Parties on a consolidated basis, total income, value added and/or similar tax expense for such period, as determined in accordance with GAAP.

         "Consolidated Total Interest Expense" means, for any period, for the Consolidated Parties on a consolidated basis, total cash interest expense for such period, as determined in accordance with GAAP; provided that:

                  (a) as of the end of the first quarter of fiscal year 2005, Consolidated Total Interest Expense for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Total Interest Expense for the fiscal month then ended multiplied by twelve (12);

                  (b) as of the end of the second quarter of fiscal year 2005, Consolidated Total Interest Expense for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Total Interest Expense for the four fiscal months then ended multiplied by three (3); and

                  (c) as of the end of the third quarter of fiscal year 2005, Consolidated Total Interest Expense for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Total Interest Expense for the seven fiscal months then ended multiplied by one and five-sevenths (1 5/7).

         "Consolidated Total Net Interest Expense" means, for any period, for the Consolidated Parties on a consolidated basis, (a) Consolidated Total Interest Expense for such period less (b) Consolidated Interest Income for such period.

         "Consolidated Total Operating Lease Expense" means, for any period, total cash rental expense (excluding real estate taxes and other pass-through expenses but including contingent rent payments) of the Consolidated Parties on a consolidated basis for such period attributable to Operating Leases to which the Borrower and its Subsidiaries are a party, net of sublease rentals, determined in accordance with GAAP; provided that:

                  (a) as of the end of the first quarter of fiscal year 2005, Consolidated Total Operating Lease Expense for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Total Operating Lease Expense for the fiscal month then ended multiplied by twelve (12);

                  (b) as of the end of the second quarter of fiscal year 2005, Consolidated Total Operating Lease Expense for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Total Operating Lease Expense for the four fiscal months then ended multiplied by three (3); and

                  (c) as of the end of the third quarter of fiscal year 2005, Consolidated Total Operating Lease Expense for the four quarter fiscal period then ended shall be deemed to be actual Consolidated Total Operating Lease Expense for the seven fiscal months then ended multiplied by one and five-sevenths (1 5/7).

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" has the meaning specified in the definition of "Affiliate" set forth in this Section 1.01.

         "Control Agreements" means those certain control agreements dated as of the Closing Date executed in favor of the Administrative Agent by the parties thereto in accordance with the terms of the Security Agreement, as amended, modified, restated or supplemented from time to time.

         "Convertible Noteholders" means any one of the holders from time to time of the Convertible Notes.

         "Convertible Notes" means the 4.125% Convertible Subordinated Debentures due 2023 issued pursuant to the Convertible Note Indenture by the Borrower in favor of the Convertible Noteholders, as such Convertible Notes may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

         "Convertible Note Indenture" means that Indenture dated as of June 24, 2003 by and among the Borrower and the Bank of New York, as trustee for the Convertible Noteholders, as such Indenture may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

         "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

         "Debt Issuance" means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.01.

         "Debt Issuance Prepayment Event" means the receipt by any Consolidated Party of proceeds from any Debt Issuance other than an Excluded Debt Issuance.

         "Debtor Relief Laws" means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus
(ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

         "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "Discretionary L/C Issuer" has the meaning specified in Section 2.03(b)(vi).

         "Disposition" or "Dispose" means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party, whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event; provided, however, that the term "Disposition" shall be deemed to (i) include any "Asset Sale" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness and (ii) exclude any Equity Issuance.

         "Disposition Prepayment Event" means, with respect to any Disposition other than an Excluded Disposition, the failure of the Loan Parties to apply (or cause to be applied) the Net Cash Proceeds of such Disposition to Eligible Reinvestments during the Application Period for such Disposition.

         "Dollar" and "$" mean lawful money of the United States.

         "Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

         "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

         "EBITDA" means, for any Person or Property for any period, the net income (excluding extraordinary items) of such Person or Property for such period before (without duplication) interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

         "Eligible Assignee" has the meaning specified in Section 11.07(g).

         "Eligible Reinvestment" means (a) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (b) any Permitted Acquisition. The term "Eligible Reinvestment" shall not include any item which is not a permitted application of proceeds of an "Asset Sale" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness.

         "EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act of 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

         "EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equity Issuance" means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term "Equity Issuance" shall not be deemed to include any Disposition.

         "Equity Issuance Prepayment Event" means the receipt by any Consolidated Party of proceeds from any Equity Issuance other than an Excluded Equity Issuance.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in

Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Euro" and "EUR" mean the lawful currency of the Participating Member States in accordance with the EMU Legislation.

         "Eurodollar Rate" means for any Interest Period with respect to a Eurodollar Rate Loan:

                  (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) if the rates referenced in the preceding clauses (a) and
         (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

         "Event of Default" has the meaning specified in Section 9.01.

         "Excess Proceeds" shall have the meaning assigned to such term in
Section 7.07(b).

         "Excluded Debt Issuance" means any Debt Issuance permitted by Section
8.03 other than Section 8.03(g); provided, however, that the term "Excluded Debt Issuance" shall not include any Debt Issuance to the extent that any portion of the proceeds of such Debt Issuance would be required under any documents evidencing or governing any Subordinated Indebtedness to be applied to permanently retire Indebtedness of the Consolidated Parties.

         "Excluded Disposition" means, with respect to any Consolidated Party, any Disposition consisting of (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of such Consolidated Party's business, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business, (iii) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Loan Party, provided that the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section 7.13 after giving effect to such transaction, (iv) any Involuntary Disposition, (v) any Disposition by such Consolidated Party constituting a Permitted Investment and
(vi) if such Consolidated Party is not a Loan Party, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party that is not a Loan Party; provided, however, that the term "Excluded Disposition" shall not include any Disposition to the extent that any portion of the proceeds of such Disposition would be required under the documents evidencing or governing any Subordinated Indebtedness to be applied to permanently retire Indebtedness of the Consolidated Parties.

         "Excluded Equity Issuance" means (a) any Equity Issuance by any Consolidated Party to any Loan Party, and any Equity Issuance by any Consolidated Party that is not a Loan Party to any Consolidated Party, (b) any Equity Issuance by the Borrower to the seller of a business acquired in a Permitted Acquisition, (c) any Equity Issuance by the Borrower the proceeds of which are used to finance a Permitted Acquisition, (d) any Equity Issuance to a director or employee resulting from the exercise of an option pursuant to an incentive or stock purchase plan of the Borrower, or (e) any Equity Issuance to replace outstanding debt securities of the Borrower that by their terms are convertible into the Capital Stock so issued, and (f) any Equity Issuance subject to subsection 8.06(c); provided, however, that the term "Excluded Equity Issuance" shall not include any Equity Issuance to the extent that any portion of the proceeds of such Equity Issuance would be required under the documents evidencing or governing any Subordinated Indebtedness to be applied to permanently retire Indebtedness of the Consolidated Parties.

         "Excluded Property" means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by
Section 7.12, (a) any leased real or personal Property, (b) any owned real or personal Property which is located outside of the United States and which has a net book value of less than $2,500,000, provided that the aggregate net book value of all real Property of all of the Loan Parties excluded pursuant to this clause (b) shall not exceed $5,000,000, (c) any owned real Property which is located in the United States and which is has a net book value of less than $1,000,000, provided that the aggregate net book value of all real Property of all of the Loan Parties excluded pursuant to this clause (c) shall not exceed $3,000,000, (d) any personal Property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office and (e) any Property which, subject to the terms of Section 8.09, is subject to a Permitted Lien (excluding Liens under Section 8.01(a)) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property.

         "Existing Credit Agreement" means that certain Second Amended, Restated and Modified Loan Agreement dated as of July 16, 2001 among the Borrower, Bank of America, N.A., as agent, and a syndicate of lenders.

         "Existing Letters of Credit" means those Letters of Credit issued by any L/C Issuer prior to the Closing Date and set forth on Schedule 1.01-3 attached hereto.

         "Extraordinary Receipts" means any cash received by or paid to or for the account of any Person other than in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including Excess Proceeds from Involuntary Dispositions but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds from reinsurance received in the ordinary course of business), condemnation awards (and payments in lieu thereof), indemnity payments, purchase price adjustments received in connection with any purchase agreement or other similar agreement and payments in respect of judgments or settlements of claims, litigation or proceedings; provided, however, that Extraordinary Receipts in no event shall include cash receipts received from proceeds of insurance or condemnation awards (or payments in lieu thereof) or compensation from third parties to the extent that such proceeds, awards or payments (a) are received by any Person in respect of any third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto or (b) are applied (or are in respect of expenditures that were previously incurred) to replace or repair Property in respect of which such proceeds were received (or to reimburse such amounts previously paid), in each case in accordance with the terms of the Loan Documents and so long as such application is commenced within one year after the receipt of such proceeds, awards or payments.

         "Facility Fee" has the meaning specified in Section 2.08(a).

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Fee Letter" means the letter agreement, dated January 22, 2004, among the Borrower, the Administrative Agent and the Arranger.

         "FIRREA" means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, as amended, including, without limitation, 12 CFR part 34.41 to 34.47.

         "Foreign Lender" has the meaning specified in Section 11.15(a)(i).

         "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "Fully Satisfied" means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

         "Funded Indebtedness" has the meaning given to such term in the definition of Consolidated Funded Indebtedness in Section 1.01.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Guarantors" means a collective reference to the Persons identified as "Guarantors" on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.12, and "Guarantor" means any one of them. A list of the Guarantors as of the Closing Date is set forth on Schedule 1.01-1 attached hereto.

         "Guaranty" means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders (and any Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Arrangement with a Loan Party) pursuant to Article IV hereof.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (g) all net obligations of such Person under Swap Contracts, (h) all direct and contingent obligations arising under letters of credit (including standby and commercial letters of credit) and bankers' acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers' acceptances), (i) all obligations of such Person to repurchase any securities issued by such

Person at any time prior to the Maturity Date, which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale or securitization of receivables (or similar transaction) (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of the types described in the preceding clauses (a) through (j) that is owed by others and secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of the types described in the preceding clauses (a) through (j) that is owed by another Person and (m) Indebtedness of the types described in the preceding clauses (a) through (j) that is owed by any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person's interest in such property (valued at the higher of book value or market value as of such date of determination).

         "Indemnified Liabilities" has the meaning specified in Section 11.05.

         "Indemnitees" has the meaning specified in Section 11.05.

         "Indentures" has the meaning specified in Section 8.01(q).

         "Intellectual Property" has the meaning specified in Section 6.17.

         "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the fifth Business Day after the end of each fiscal quarter of the Borrower and the Maturity Date.

         "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

                  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period shall extend beyond the Maturity
         Date.

         "Investment" in any Person means (a) any Acquisition of such Person or its Property, (b) any other acquisition of Capital Stock, bonds, notes, debentures or partnership, joint venture or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment, inventory and supplies in the ordinary course of business and deposits in the nature of security for the performance of obligations of such Person) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment, less the amount of all repayments and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents (or, in the case of any Investment made with Property other than cash, upon return of such Property, by an amount equal to the lesser of the book value of such Property at the time of such Investment or the fair market value of such Property at the time of such return) and attributable to any Investment made after the Closing Date. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

         "Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

         "IRS" means the United States Internal Revenue Service.

         "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

         "Issuer Documents" means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

         "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit D hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.12.

         "LaSalle Line of Credit" means that certain $25,000,000 revolving credit facility established pursuant to that certain Amended and Restated Credit Agreement dated as of April 13, 2001, as amended, by and among the Acquired Company and LaSalle Bank National Association.

         "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

         "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

         "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

         "L/C Issuer" means, as applicable, Bank of America in its capacity as issuer of Letters of Credit hereunder, any Discretionary L/C Issuer, any Lender that has issued an Existing Letter of Credit, or any successor issuer of Letters of Credit hereunder.

         "L/C Obligations" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

         "Lenders" means a collective reference to the Persons identified as "Lenders" on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.07, together with their respective successors, and "Lender" means any one of them, and, as the context requires, includes the L/C Issuer.

         "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

         "Letter of Credit" means any Standby Letter of Credit or Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

         "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

         "Letter of Credit Fee" has the meaning specified in Section 2.03(i).

         "Letter of Credit Expiration Date" means the day that is 35 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

         "Loan" means any Revolving Loan or the Term Loan, as the context may require. The term "Loan" also shall mean, as appropriate, (i) any portion of the Revolving Loans bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date and, (ii) any portion of the Term Loan bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date.

         "Loan Documents" means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Collateral Documents and the Fee Letter.

         "Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

         "Loan Parties" means, collectively, the Borrower and each Guarantor.

         "Marketable Securities" means marketable securities that are traded on either the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under any Loan

Document; or (c) a material adverse effect upon the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

         "Material Domestic Subsidiary" means any Material Subsidiary that is a Domestic Subsidiary.

         "Material Subsidiary" means, as of any date of determination, any Subsidiary of the Borrower (a) the assets of which exceed five percent (5%) of Consolidated Total Assets measured as of the end of the most recently ended fiscal quarter with respect to which the Administrative Agent has received the Required Financial Information or (b) which represents more than ten percent (10%) of the consolidated revenue or Consolidated Net Income of the Consolidated Parties measured (i) as of the end of the most recently ended fiscal quarter with respect to which the Administrative Agent has received the Required Financial Information, and (ii) for the four (4) consecutive fiscal quarter period then ended. It is understood that the term "Material Subsidiary" shall include, without limitation, any Subsidiary of the Borrower whose principal assets are one or more Material Subsidiaries.

         "Maturity Date" means April 1, 2009.

         "Merger Agreement" means that certain Agreement and Plan of Merger by and among the Borrower, HWC Merger Sub, Inc. and the Acquired Company dated as of February 5, 2004, as it may be amended on or prior to the Closing Date.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Mortgage Instruments" shall have the meaning assigned such term in
Section 5.01(d).

         "Mortgage Policies" shall have the meaning assigned such term in
Section 5.01(d).

         "Mortgaged Properties" shall have the meaning assigned such term in
Section 5.01(d).

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Net Cash Proceeds" means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Disposition, Equity Issuance, Debt Issuance or Extraordinary Receipts, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Disposition, Equity Issuance, Debt Issuance or Extraordinary Receipts. In addition, the "Net Cash Proceeds" of any Disposition shall include any other amounts which constitute "Net Proceeds" (or any comparable term) of such transaction under, and as defined, in the documents evidencing or governing any Subordinated Indebtedness.

         "Note" or "Notes" means the Revolving Notes and/or the Term Notes, individually or collectively, as appropriate.

         "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) Indebtedness under any Swap Contract of any Loan Party to which a Lender or any Affiliate of such Lender is a party and (iii) any amounts owing in connection with any Treasury Management Arrangements provided to a Loan Party by any Lender or Affiliate of a Lender.

         "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease, other than any such lease in which that Person is the lessor.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

         "Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an

Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

         "Participant" has the meaning specified in Section 11.07(d).

         "Participating Member State" means each state so described in any EMU Legislation.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Acquisition" means an Acquisition by the Borrower or any Subsidiary of the Borrower permitted pursuant to the terms of Section 8.02(i).

         "Permitted Investments" means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of
Section 8.02.

         "Permitted Liens" means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.01.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

         "Preferred Stock" means the Borrower's Subordinated Serial Preferred Stock, Series 1, 3 and 4, outstanding on the Closing Date.

         "Principal Amortization Payment" means a principal payment on the Term Loan as set forth in Section 2.06(b).

         "Pro Forma Basis" means, for purposes of calculating (utilizing the principles set forth in Section 1.03(c)) compliance with each of the financial covenants set forth in Section 8.11 in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used herein, "transaction" shall mean (a) any Disposition subject to Section 8.05 and (b) any Acquisition as referred to in Section 8.02(i). In connection with any calculation of the financial covenants set forth in Section 8.11 upon giving effect to a transaction on a Pro Forma Basis:

         (i) for purposes of any such calculation in respect of any Disposition subject to Section 8.05, (A) income statement items (whether positive or negative) attributable to the Person or Property disposed of shall be excluded and (B) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period; and

         (ii) for purposes of any such calculation in respect of any Acquisition as referred to in Section 8.02(i), (A) any Indebtedness incurred or assumed by any Consolidated Party (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the first day of the applicable period and (2) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (B) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable.

         "Pro Forma Compliance Certificate" means a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with
(a) any Disposition subject to Section 8.05 or (b) any Acquisition as referred to in Section 8.02(i), as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of (i) the Consolidated Fixed Charge Coverage Ratio, the (ii) ratio of Consolidated Adjusted Debt to Consolidated EBITDAR and (iii) Consolidated Tangible Net Worth as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Pro Rata Share" means as to each Lender (a) with respect to such Lender's Revolving Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of such Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and, (b) with respect to such Lender's outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loan held by such Lender at such time and the denominator of which is the aggregate principal amount of the Term Loan at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Real Properties" means, at any time, a collective reference to each of the facilities and real properties owned, leased or operated by the Consolidated Parties at such time.

         "Register" has the meaning specified in Section 11.07(c).

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

         "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

         "Required Financial Information" means, with respect to each fiscal period or quarter of the Borrower, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or (b) for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by
Section 7.02(b) to be delivered with the financial statements described in clause (a) above.

         "Required Lenders" means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments (and participations therein) and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, chief legal officer and/or general counsel, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

         "Restricted Payment" means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.

         "Revaluation Date" means with respect to any Letter of Credit, each of the following: (a) each date of issuance of any Letter of Credit, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the L/C Issuer of any Letter of Credit denominated in an Alternative Currency, (d) the last Business Day of each calendar month and (e) such additional dates as the Administrative Agent or the L/C Issuer shall require.

         "Revolving Commitment" means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Revolving Loan" has the meaning specified in Section 2.01(a).

         "Revolving Note" has the meaning specified in Section 2.10(a).

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

          "Sale and Leaseback Transaction" means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

         "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Security Agreement" means the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties, as amended, modified, restated or supplemented from time to time.

         "Shareholder Right" means a right distributed to holders of the Borrower's common stock pursuant to a shareholders' rights plan adopted by the board of directors of the Borrower which (i) grants to the holder of such right the option to acquire a share of the Borrower's capital stock on or before a future date, (ii) upon the acquisition of beneficial ownership by any Person of a specified percentage of the outstanding shares of a class of the Borrower's capital stock or of a specified percentage of the voting power of all of the Borrower's outstanding capital stock, grants to the holder of such right the option to acquire shares of the Borrower's common stock and (iii) upon the consummation of a merger, consolidation, share exchange, sale of assets or other business combination with a Person who beneficially owns a specified percentage of the outstanding shares of a class of the Borrower's capital stock or a specified percentage of the voting power of all of the Borrower's outstanding capital stock, grants to the holder of such right the right to acquire securities of such Person.

         "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course,
(c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Spot Rate" for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

         "Standby Letter of Credit" means any standby Letter of Credit issued (or deemed issued) hereunder.

         "Standby Letter of Credit Sublimit" means an amount equal to FIFTEEN MILLION DOLLARS ($15,000,000). The Standby Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

         "Subordinated Indebtedness" means the Indebtedness evidenced by the Convertible Notes and the Convertible Note Indenture and any other Indebtedness of the Consolidated Parties which by its terms is subordinated to the Obligations in a manner and to an extent acceptable to the Required Lenders.

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other members of its governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "Term Loan" has the meaning specified in Section 2.01(b).

         "Term Loan Commitment" means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender's name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

         "Term Note" has the meaning specified in Section 2.10(a).

         "Threshold Amount" means $2,000,000.

         "Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

         "Transaction" means (a) the acquisition by the Borrower of the Acquired Company pursuant to the terms of the Merger Agreement, (b) the making of the Credit Extensions hereunder on the Closing Date and (c) all other related transactions.

         "Treasury Management Arrangements" means any treasury management arrangements, services or products.

         "Trustees" has the meaning specified in Section 8.01(q).

         "Type" means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

         "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         "Wholly Owned Subsidiary" means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

         1.02     OTHER INTERPRETIVE PROVISIONS.

         With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                           (ii) Article, Section, Exhibit and Schedule
                  references are to the Loan Document in which such reference appears.

                           (iii) The term "including" is by way of example and
                  not limitation.

                           (iv) The term "documents" includes any and all
                  instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

                  (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03     ACCOUNTING TERMS.

         (a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.

         (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         (c) Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 8.11 (including without limitation for purposes of the definitions of "Applicable Rate" and "Pro Forma Basis" set forth in Section 1.01), after consummation of any Disposition (other than an Excluded Disposition) or Permitted Acquisition the parties shall use the principles set forth in the definition of "Pro Forma Basis" in Section 1.01.

         1.04     ROUNDING.

         Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05     REFERENCES TO AGREEMENTS AND LAWS.

         Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06     EXCHANGE RATES; CURRENCY EQUIVALENTS.

         (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine as of each Revaluation Date the Spot Rates to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall be effective as of each such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise expressly provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

         (b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as applicable.

         1.07     ADDITIONAL ALTERNATIVE CURRENCIES.

         (a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative Currency;" provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the L/C Issuer. Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion). The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency. Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this
Section 1.07, the Administrative Agent shall promptly so notify the Borrower.

         1.08     CHANGE OF CURRENCY.

         (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Credit Extension in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Credit Extension, at the end of the then current Interest Period.

         (b) To the extent the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro should require or necessitate a change to the provisions of this Agreement, the Lenders, the Administrative Agent, the L/C Issuer and the Borrower shall negotiate in good faith to amend such provisions to preserve the original intent thereof in light of such adoption (subject to the approval of the Required Lenders).

         (c) To the extent a change in currency of any other country and any relevant market conventions or practices relating to the change in currency should require or necessitate a change to the provisions of this Agreement, the Lenders, the Administrative Agent, the L/C Issuer and the Borrower shall negotiate in good faith to amend such provisions to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders).

         1.09     TIMES OF DAY.

         Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

         1.10     LETTER OF CREDIT AMOUNTS.

         Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases or permanent reductions (to the extent such permanent reductions have been effected) thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

                                   ARTICLE II
                      THE COMMITMENTS AND CREDIT EXTENSIONS

         2.01     LOANS.

         (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and
(ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender's Revolving Commitment. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.04(a), and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         (b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the "Term Loan") to the Borrower on the Closing Date in an amount not to exceed such Lender's Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         2.02     BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

         (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the irrevocable notice from the Borrower to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 11:00 a.m.
(i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall received an appropriate funding indemnity letter executed by the Borrower reasonably satisfactory to it as least three Business Days prior to the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify
(i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

         (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the

Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Borrowing consisting of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

         (c) Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

         (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (i) six (6) Interest Periods in effect with respect to Revolving Loans, and (ii) six (6) Interest Periods in effect with respect to the Term Loan.

         2.03     LETTERS OF CREDIT.

         (a)      The Letter of Credit Commitment.

                  (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and
         (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not

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

         exceed such Lender's Revolving Commitment, (y) (I) the Outstanding Amount of the L/C Obligations related to Commercial Letters of Credit shall not exceed the Commercial Letter of Credit Sublimit and (II) the Outstanding Amount of the L/C Obligations related to Standby Letters of Credit shall not exceed the Standby Letter of Credit Sublimit and (z) the Outstanding Amount of the L/C Obligations denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

                  (ii) The L/C Issuer shall not issue any Letter of Credit if:

                           (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

                           (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

                  (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

                           (A) any order, judgment or decree of any Governmental
                  Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                           (B) the issuance of such Letter of Credit would
                  violate any Laws or one or more policies of the L/C Issuer applicable to all of such L/C Issuer's letter of credit applicants; or

                           (C) such Letter of Credit is to be denominated in a
                  currency other than Dollars or an Alternative Currency;

                           (D) such Letter of Credit contains any provision for
                  automatic reinstatement of the stated amount after any drawing thereunder; or

                           (E) a default of any Lender's obligations to fund
                  under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer's risk with respect to such Lender.

                  (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

                  (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

         (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

                  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 11:00 a.m. at least ten Business Days (or such later date and time as the L/C Issuer may agree in a particulate instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer reasonably may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent reasonably may require.

                  (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit , that one or more of the applicable conditions contained in Article V shall not then be satisfied, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

                  (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

                  (iv) If any Letter of Credit contains provisions providing for automatic reinstatement of the stated amount after any drawing thereunder, (A) unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement, and (B) the Administrative Agent and the Lenders hereby authorize and direct the L/C Issuer to permit such automatic reinstatement, whether or not a Default then exists, unless to the extent provided for in the applicable L/C Documents the L/C Issuer has received a notice (which may be by telephone or in writing) on or before the day that is two Business Days before the reinstatement date from the Administrative Agent, the Required Lenders or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied and directing the L/C Issuer to cease permitting such automatic reinstatement of such Letter of Credit.

                  (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

                  (vi) Any Lender (in such capacity, a "Discretionary L/C Issuer") may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent (such consent not to be unreasonably withheld), but in the Borrower's sole discretion, agree to issue one or more Letters of Credit for the account of the Borrower on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the L/C Issuer hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary L/C Issuer. With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Discretionary L/C Issuers shall have all of the same rights and obligations under and in respect of this Agreement and the other Loan Documents, and shall be entitled to all of the same benefits (including, without limitation, the rights, obligations and benefits set forth in Sections 2.03, 10.07 and 11.01), as are afforded to the L/C Issuer hereunder and thereunder. The Administrative Agent shall promptly notify each of the Revolving Credit Lenders of the appointment of any Discretionary L/C Issuer. Each Discretionary L/C Issuer shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Discretionary L/C Issuer (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

         (c)      Drawings and Reimbursements; Funding of Participations.

                  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the L/C Issuer in Dollars. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars unless the L/C Issuer (at its option) shall specify in such notice that it will require payment in the currency in which the drawing is made. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount in Dollars not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars, or if requested by the L/C Issuer pursuant to the provisions of Section 2.03(c)(i), the equivalent amount thereof in an Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars.

                  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 (other than delivery of a Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

                  (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

                  (v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

                  (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

         (d)      Repayment of Participations.

                  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with
         Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

                  (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in
         Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

                  (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

                  (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

         The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

         (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

                  (g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).

                  (ii) In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Alternative Currency Sublimit.

                  (iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order and as required to protect against the results of exchange rate fluctuations.

                  (iv) Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at with the Administrative Agent.

         (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

         (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender with a Revolving Commitment in accordance with its Pro Rata Share in Dollars a Letter of Credit Fee (collectively, the "Letter of Credit Fees") (i) for each Commercial Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Commercial Letter of Credit (whether or not such maximum amount is then in effect under such Commercial Letter of Credit), and (ii) for each Standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Standby Letter of Credit (whether or not such maximum amount is then in effect under such Standby Letter of Credit). Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the fifth Business Day after the end of each fiscal quarter of the Borrower, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

         (j) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in Dollars or such Alternative Currency as shall be separately agreed, for each Standby Letter of Credit equal to 0.175% per annum times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee for each Standby Letter of Credit shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the fifth Business Day after the end of each fiscal quarter of the Borrower commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect in Dollars or such Alternative Currency as shall be separately agreed. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

         (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

         (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

         2.04     PREPAYMENTS.

         (a) Voluntary Prepayments of Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time (i) voluntarily prepay Base Rate Loans in whole or in part without premium or penalty, and (ii) subject to Section 3.05 hereof, voluntarily prepay Eurodollar Rate Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (iv) any prepayment of the Term Loan shall be applied to remaining Principal Amortization Payments as determined by the Borrower. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

         (b)      Mandatory Prepayments.

                  (i) Aggregate Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Standby Letter of Credit Sublimit or the Commercial Letter of Credit Sublimit.

                  (ii) (A) Dispositions. Immediately upon the occurrence of any Disposition Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Disposition not applied (or caused to be applied) by the Loan Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.05(g) (such prepayment to be applied as set forth in clause (v) below).

                           (B) Extraordinary Receipts. Immediately upon the
                  receipt of any Extraordinary Receipts received by or paid to or for the account of the Borrower or any of its Subsidiaries and not otherwise included in clauses (ii)(A), (iii) or (iv) of this Section 2.04(b) and, in the case of Extraordinary Receipts from an Involuntary Disposition constituting Excess Proceeds, not applied (or caused to be applied) by the Loan Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 7.07(b), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Excess Proceeds of the related Involuntary Disposition (such prepayment to be applied as set forth in clause (v) below).

                  (iii) Debt Issuances. Immediately upon the occurrence of a Debt Issuance Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Debt Issuance (such prepayment to be applied as set forth in clause (v) below).

                  (iv) Equity Issuances. Immediately upon the occurrence of an Equity Issuance Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of the related Equity Issuance (such prepayment to be applied as set forth in clause (v) below).

                  (v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.04(b) shall be applied as follows:

                           (A) with respect to all amounts prepaid pursuant to
                  Section 2.04(b)(i), to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations; and

                           (B) with respect to all amounts prepaid pursuant to
                  Section 2.04(b)(ii), (iii) and (iv):

                                    (1) until the Term Loan has been paid in
                           full, to prepay the Term Loan (with such payment applied to remaining Principal Amortization Payments in inverse order of maturities thereof); and

                                    (2) after the Term Loan has been paid in
                           full, to the extent outstanding, to prepay the Revolving Loans but without any corresponding reduction in the Aggregate Revolving Commitments;

                  Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

                  (vi) Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.04(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

         2.05     TERMINATION OR REDUCTION OF AGGREGATE REVOLVING COMMITMENTS.

         (a) Voluntary Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, either the Alternative Currency Sublimit, the Standby Letter of Credit Sublimit or the Commercial Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, the Standby Letter of Credit Sublimit or the Commercial Letter of Credit Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

         (b) General. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

         2.06     REPAYMENT OF LOANS.

         (a) Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

         (b) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in twenty (20) consecutive quarterly installments as follows (as such installments hereafter may be adjusted as a result of prepayments made pursuant to Section 2.04), unless accelerated sooner pursuant to Section 9.02, with such payments to be made on the fifth Business Day after the end of such fiscal quarter of the Borrower:

   PAYMENT DATES         PRINCIPAL AMORTIZATION PAYMENT
-------------------------------------------------------
Q2 fiscal year 2005                $         0
----------------------------------------------
Q3 fiscal year 2005                $         0
----------------------------------------------
Q4 fiscal year 2005                $10,000,000
----------------------------------------------
Q1 fiscal year 2006                $         0
----------------------------------------------
Q2 fiscal year 2006                $ 3,000,000
----------------------------------------------
Q3 fiscal year 2006                $ 4,000,000
----------------------------------------------
Q4 fiscal year 2006                $ 8,000,000
----------------------------------------------
Q1 fiscal year 2007                $         0
----------------------------------------------
Q2 fiscal year 2007                $ 4,000,000
----------------------------------------------
Q3 fiscal year 2007                $ 6,000,000
----------------------------------------------
Q4 fiscal year 2007                $ 8,000,000
----------------------------------------------
Q1 fiscal year 2008                $ 2,000,000
----------------------------------------------
Q2 fiscal year 2008                $ 5,000,000
----------------------------------------------
Q3 fiscal year 2008                $ 7,000,000
----------------------------------------------
Q4 fiscal year 2008                $10,000,000
----------------------------------------------
Q1 fiscal year 2009                $ 3,000,000
----------------------------------------------
Q2 fiscal year 2009                $ 7,500,000
----------------------------------------------
Q3 fiscal year 2009                $ 7,500,000
----------------------------------------------
Q4 fiscal year 2009                $ 7,500,000
----------------------------------------------
   Maturity Date                   $ 7,500,000

         2.07     INTEREST.

         (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

         (b)      (i)      If any amount of principal of any Loan is not paid
         when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                  (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, unless otherwise agreed to by the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                  (iii) Upon the request of the Required Lenders, while any other Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

                  (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

         (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.08     FEES.

         In addition to certain fees described in subsections (i) and (j) of
Section 2.03:

                  (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender with a Revolving Commitment in accordance with its Pro Rata Share, a facility fee (the "Facility Fee") equal to the Applicable Rate times the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the fifth Business Day after the end of each fiscal quarter of the Borrower, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

                  (b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                           (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.09     COMPUTATION OF INTEREST AND FEES.

         All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

         2.10     EVIDENCE OF DEBT.

         (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender's Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit B-1 (a "Revolving Note") and (ii) in the case of the Term Loan, be in the form of Exhibit B-2 (a "Term Note"). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

         2.11     PAYMENTS GENERALLY.

         (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

         (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

                  (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

                  (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

         (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

         (f) Nothing herein shall be deemed to obligate (i) any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner or (ii) any Lender (other than the L/C Issuer with respect to Letters of Credit denominated in any Alternative Currency) to make any payments or Loans in any currency other than Dollars.

         2.12     SHARING OF PAYMENTS.

         If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately
(a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

                                   ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     TAXES.

         (a) Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise and excise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such

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Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) that are paid by the Administrative Agent and such Lender and that are the responsibility of the Borrower, (ii) amounts payable under
Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection
(d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

         3.02     ILLEGALITY.

         If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         3.03     INABILITY TO DETERMINE RATES.

         If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

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         3.04     INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY; RESERVES
                  ON EURODOLLAR RATE LOANS.

         (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

         (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

         3.05     COMPENSATION FOR LOSSES.

         Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

                  (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

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

                  (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

                  (c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency in Dollars or such Alternative Currency, as requested by the L/C Issuer pursuant to the terms hereof; or

                  (d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss of anticipated profits, any foreign currency exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06     MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

         (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

         (b)      Upon any Lender's making a claim for compensation under
Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with
Section 11.16.

         3.07     SURVIVAL.

         All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

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                                   ARTICLE IV
                                    GUARANTY

         4.01     THE GUARANTY.

         Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or Treasury Management Arrangement with any Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

         Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Arrangements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under any Debtor Relief Laws or any comparable provisions of any applicable state law.

         4.02     OBLIGATIONS UNCONDITIONAL.

         The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts, Treasury Management Arrangements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

                  (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

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

                  (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or any Treasury Management Arrangement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or in such Swap Contracts or Treasury Management Arrangement, shall be done or omitted;

                  (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or any Treasury Management Arrangement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or Treasury Management Arrangement, shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                  (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

                  (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

         With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Arrangement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contract or Treasury Management Arrangements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

         4.03     REINSTATEMENT.

         The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

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

         4.04     CERTAIN ADDITIONAL WAIVERS.

         Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

         4.05     REMEDIES.

         The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

         4.06     RIGHTS OF CONTRIBUTION.

         The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

         4.07     GUARANTEE OF PAYMENT; CONTINUING GUARANTEE.

         The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

                                    ARTICLE V
                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

         5.01     CONDITIONS OF CLOSING DATE AND INITIAL CREDIT EXTENSION.

         The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

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

                  (a) Loan Documents, Organization Documents, Etc. The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (if applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

                           (i) executed counterparts of this Agreement and the other Loan Documents;

                           (ii) a Note (or Notes, as applicable) executed by the Borrower in favor of each Lender requesting a Note;

                           (iii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

                           (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

                           (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) its principal place of business.

                  (b) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

                           (i) a legal opinion of Bass, Berry & Sims PLC, special counsel for the Loan Parties; and

                           (ii) if required by the Administrative Agent, a legal opinion of special local counsel for the Loan Parties for each state in which any Mortgaged Property is located.

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

                  (c) Personal Property Collateral. The Administrative Agent shall have received:

                           (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                           (ii) duly executed (to the extent applicable) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

                           (iii) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices;

                           (iv) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

                           (v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

                           (vi)     all instruments (including without
                  limitation promissory notes complying with the relevant terms of the Security Agreement in connection with any intercompany Indebtedness owing to a Loan Party in excess of $10,000,000 as of the Closing Date) and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's security interest in the Collateral;

                           (vii) duly executed deposit account and securities account control agreements, and, if applicable, consents, as are necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral; and

                           (viii) with respect to the personal property Collateral located at the Indianapolis, Indiana distribution center leased by Hat World, Inc., such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent.

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

                  (d) Real Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

                           (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a "Mortgage Instrument" and collectively the "Mortgage Instruments") encumbering the fee interest of any Loan Party in each of the Real Properties designated, in consultation with the Administrative Agent, in Schedule 6.20(a) as a "Mortgaged Property" (each a "Mortgaged Property" and collectively the "Mortgaged Properties");

                           (ii) ALTA mortgagee title insurance policies issued by First American Title Insurance Company or another title insurance company approved by the Administrative Agent (the "Mortgage Policies") with respect to each Mortgaged Property, assuring the Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

                           (iii) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a "Flood Hazard Property") and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party's written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and
                  (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;

                           (iv) evidence reasonably satisfactory to the Administrative Agent that each of the Mortgaged Properties, and the uses of the Mortgaged Properties, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation (if any) made for each of the Mortgaged Properties, the permitted uses of each such Mortgaged Properties under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

                           (v) to the extent required by FIRREA, an appraisal of each Mortgaged Property satisfying the requirements of FIRREA; and

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

                           (vi)     to the extent requested by the
                  Administrative Agent, environmental reviews of each Mortgaged Property, which reports shall be in form and substance satisfactory to the Administrative Agent.

                  (e) Availability. After giving effect to the Transaction, including the initial Credit Extensions made hereunder on the Closing Date, the sum of (i) the Aggregate Revolving Commitments less the Total Revolving Outstandings and (ii) cash, Cash Equivalents and Marketable Securities of the Borrower shall be greater than or equal to $50,000,000.

                  (f) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender loss payee (in the case of hazard insurance) on behalf of the Lenders.

                  (g) Government Consent. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents (including Hart-Scott-Rodino clearance) and approvals necessary or reasonably desirable in connection with the Transaction have been obtained, and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Administrative Agent could have such effect.

                  (h) Consummation of Transaction. The Transaction shall have been, or simultaneously with the initial Credit Extensions shall be, consummated substantially in accordance with the terms of the Merger Agreement, in material compliance with applicable law and regulatory approvals. The Lenders shall be reasonably satisfied with the Merger Agreement and all other agreements, instruments and documents relating to the Transaction. The Merger Agreement and such other agreements, instruments and documents relating to the Transaction shall not have been altered, amended or otherwise changed or supplemented in any material respect, or any material condition therein waived, without the prior written consent of the Administrative Agent. The Administrative Agent shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of the Merger Agreement as originally executed and delivered, together with all exhibits and schedules.

                  (i) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) each Loan Party is in material compliance with all existing material financial obligations, (C) all governmental, shareholder and material third party consents and approvals, if any, with

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

         respect to the Loan Documents and the transactions contemplated thereby have been obtained (copies of which will be delivered to the Administrative Agent upon its request), (D) no action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, (E) immediately after giving effect to the Transaction, (1), the transactions contemplated by the Merger Agreement have been consummated in accordance with the terms thereof and, (2) no Default or Event of Default exists and (3) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects.

                  (j) No Material Adverse Change. There shall not have occurred a material adverse change in the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of the (a) the Borrower and its Subsidiaries, taken as a whole, and (b) the Acquired Company and its Subsidiaries, taken as a whole, since January 31, 2004; provided, however, that with respect to the Borrower and its Subsidiaries, the foregoing shall not apply to facts, circumstances, changes or events which, prior to the Closing Date, have been disclosed in the Borrower's public filings with the SEC (to the extent so disclosed).

                  (k) Pro Forma Financial Statements. The Lenders shall have received pro forma consolidated financial statements as to the Borrower and its Subsidiaries, and forecasts prepared by management of the Borrower, each in form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement.

                  (l) EBITDA of the Acquired Company. The Lenders shall have received evidence satisfactory to the Arranger that the EBITDA of the Acquired Company and its Subsidiaries on a consolidated basis for the twelve months ended as of the most recent month end prior to the Closing Date for which financial information is available (excluding reductions to EBITDA associated with adjustments from management's projections for the fiscal year ended as of January 31, 2004 up to a maximum of $2,000,000) was not less than $22.5 million.

                  (m) Audited Financial Statements. The Lenders shall have received the Audited Financial Statements for the Borrower and its Subsidiaries and the audited financial statements of the Acquired Company and its Subsidiaries for the fiscal year ended as of January 31, 2004.

                  (n) Fees. Any fees required to be paid on or before the Closing Date shall have been paid.

                  (o) Attorney Costs. The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such

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         additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

                  (p) Existing Credit Agreement; LaSalle Line of Credit. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that each of (i) the Existing Credit Agreement and (ii) the La Salle Line of Credit has been, or concurrently with the Closing Date is being, terminated and any and all Liens securing obligations thereunder have been, or concurrently with the Closing Date, are being released.

                  (q) Perfection Certificate. The Administrative Agent shall have received a perfection certificate relating to the Collateral duly completed and executed by the Borrower on behalf of each Loan Party, such certificate to be in form and substance satisfactory to the Administrative Agent.

                  (r) Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date.

                  (s) No Default. No Default shall exist and be continuing as of the Closing Date.

                  (t) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

         5.02     CONDITIONS TO ALL CREDIT EXTENSIONS.

         The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

                  (a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsection (a) of

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         Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section
         7.01.

                  (b) No Default shall exist, or would result from, such proposed Credit Extension.

                  (c) There shall not have been commenced and be pending against any Consolidated Party an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs.

                  (d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

                  (e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

         Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

         6.01     EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS.

         Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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

         6.02     AUTHORIZATION; NO CONTRAVENTION.

         The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

         6.03     GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS.

         No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or with the consummation of the Transaction, except for (a) consents, authorizations, notices and filings described in Schedule 6.03, all of which have been obtained or made or have the status described in such Schedule 6.03 and (b) filings to perfect the Liens created by the Collateral Documents.

         6.04     BINDING EFFECT.

         This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         6.05     FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

         (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments arising outside the ordinary course of business and Indebtedness.

         (b) During the period from February 1, 2004 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other

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acquisition by any of them of any business or property (including any Capital
Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

         (c) The pro forma consolidated balance sheet of the Consolidated Parties as of February 28, 2004 (and using the estimated closing balance sheet of the Acquired Company) giving effect to the Transaction in accordance with the terms of the Merger Agreement and reflecting estimated purchase accounting adjustments is based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

         (d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

         (e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect other than facts, circumstances, changes or events, which, as of the Closing Date, have been disclosed in the Borrower's public filings with the SEC (to the extent so disclosed).

         6.06     LITIGATION.

         Except as specifically disclosed and described in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, (b) restrains the consummation of the acquisition of the Acquired Company in the manner contemplated by the Merger Agreement or (c) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

         6.07     NO DEFAULT.

         No Consolidated Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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

         6.08     OWNERSHIP OF PROPERTY; LIENS.

         Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Parties is subject to no Liens, other than Permitted Liens.

         6.09     ENVIRONMENTAL COMPLIANCE.

         Except as specifically disclosed and described in Schedule 6.09 attached hereto or where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:

                  (a) Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and, to the knowledge of the Responsible Officers of the Loan Parties, there are no conditions relating to the Real Properties or the Businesses that are likely to give rise to liability on the part of any Consolidated Party under any applicable Environmental Laws.

                  (b) To the knowledge of the Responsible Officers of the Loan Parties, none of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute a violation of, or that are likely to give rise to liability on the part of any Consolidated Party under, Environmental Laws.

                  (c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority within the last three (3) years regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses that has not been resolved, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) No Consolidated Party has generated, treated, stored or disposed of Hazardous Materials at, on or under any of the Real Properties in violation of, or in a manner that is likely to give rise to liability on the part of any Consolidated Party under, any applicable Environmental Law. To the knowledge of the Responsible Officers of the Loan Parties, Hazardous Materials have not been transported or disposed of from the Real Properties, in each case, by or on behalf of any Consolidated Party, in violation of, or in a manner that is likely to give rise to liability on the part of any Consolidated Party under, any applicable Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are

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

         there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

                  (f) To the knowledge of the Responsible Officers of the Loan Parties, there has been no release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability on the part of any Consolidated Party under Environmental Laws.

         6.10     INSURANCE.

         The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary owns property. The insurance coverage of the Loan Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on
Schedule 6.10.

         6.11     TAXES.

         Except as specifically disclosed and described in Schedule 6.11, the Consolidated Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

         6.12     ERISA COMPLIANCE.

         Except as specifically disclosed and described in Schedule 6.12:

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

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

         (b) There are no pending or, to the knowledge of the Loan Parties, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. None of the Consolidated Parties nor, to the knowledge of the Loan Parties, any other Person has engaged in any prohibited transaction or violation of the fiduciary responsibility rules under ERISA or the Code with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of the Threshold Amount; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

         6.13     CAPITAL STRUCTURE/SUBSIDIARIES.

         The corporate capital and ownership structure of the Consolidated Parties as of the Closing Date after giving effect to the Transaction is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list as of the Closing Date with respect to each of the Borrower's direct and indirect Subsidiaries of the (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class of Capital Stock owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. The outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by the indicated Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Loan Documents). Other than as set forth in Schedule 6.13(b), none of the Borrower's Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock. As of the Closing Date, the Borrower has no equity investments in any other Person that is not a Subsidiary constituting 5% of more of the outstanding equity interests in such Person other than those equity investments set forth on Schedule 6.13(c) hereto. As of the Closing Date, the Material Subsidiaries of the Borrower are: (1) Genesco Brands, Inc. a Delaware corporation, (2) Hat World Corporation, a Delaware corporation and (3) Hat World Inc., a Minnesota corporation.

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         6.14     MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY
                  HOLDING COMPANY ACT.

         (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

         (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940 or (iii) subject to regulation under any other Law which limits its ability to incur the Obligations.

         6.15     DISCLOSURE.

         Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

         6.16     COMPLIANCE WITH LAWS.

         Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         6.17     INTELLECTUAL PROPERTY.

         Each Consolidated Party owns, or has the legal right to use, all material trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 6.17 is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by

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each Loan Party or that any Loan Party has the right to use as of the Closing
Date. Except as provided on Schedule 6.17, no claim has been asserted and is pending by any Person challenging or questioning the use of the Intellectual Property or the validity or effectiveness of the Intellectual Property, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of the Intellectual Property by any Consolidated Party or the granting of a right or a license in respect of the Intellectual Property from any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Intellectual Property of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on
Schedule 6.17.

         6.18     SOLVENCY.

         The Loan Parties are Solvent on a consolidated basis.

         6.19     INVESTMENTS.

         All Investments of each Consolidated Party are Permitted Investments.

         6.20     BUSINESS LOCATIONS.

         Set forth on Schedule 6.20(a) is a list of all Real Properties located in the United States that are owned or leased (excluding retail stores) by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations (excluding retail stores) where any tangible personal property of a Loan Party is located as of the Closing Date. Set forth on Schedule 6.20(c) is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Loan Party as of the Closing Date.

         6.21     BROKERS' FEES.

         No Consolidated Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents (other than customary advisory fees payable in connection with the Acquisition of the Acquired Company).

         6.22     LABOR MATTERS.

         There are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date and none of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

         6.23     NATURE OF BUSINESS.

         As of the Closing Date, the Consolidated Parties are engaged in the business of operating mall-based specialty retail stores selling primarily headwear and branded footwear.

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         6.24     REPRESENTATIONS AND WARRANTIES FROM OTHER LOAN DOCUMENTS.

         Each of the representations and warranties made by any of the Loan Parties in any of the other Loan Documents is true and correct in all material respects, in each case, as of the date the same was made or deemed made.

         6.25     REPRESENTATIONS AND WARRANTIES FROM MERGER AGREEMENT.

         As of the Closing Date, each of the representations and warranties made in the Merger Agreement by each of the parties thereto is true and correct in all material respects, in each case, as of the date the same was made or deemed made.

         6.26     COLLATERAL DOCUMENTS.

         The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders and any other secured parties identified therein, a legal, valid and enforceable first priority (subject to Permitted Liens) security interest in all right, title and interest of the Borrower and its Subsidiaries in the Collateral described therein and all proceeds thereof. Except for filings completed prior to the Closing Date and as contemplated by this Agreement and the Collateral Documents, no filing or other action will be necessary to perfect or protect such security interest.

         6.27     DESIGNATION AS "DESIGNATED SENIOR INDEBTEDNESS".

         The Credit Extensions and all other Obligations owing hereunder constitute "Senior Indebtedness" and/or "Designated Senior Indebtedness" (or such other comparable terms) under the Convertible Note Indenture and any other Subordinated Indebtedness to which such terms are applicable and the subordination provisions set forth in all such agreements are legally valid and enforceable against the parties thereto.

         6.28     USE OF PROCEEDS.

         The Borrower will use the proceeds of Credit Extensions hereunder solely to (i) finance in part the Transaction, (ii) pay fees and expenses in connection with the Transaction and (iii) provide ongoing working capital for, and for other general corporate purposes of, the Borrower and its Subsidiaries.

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Indebtedness in connection with Swap Contracts and/or Treasury Management Arrangements) shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth

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in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary to:

         7.01     FINANCIAL STATEMENTS.

         Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

                  (a) as soon as available, but in any event no later than the earlier of (i) the 90th day after the end of each fiscal year of the Borrower and (ii) the day that is three (3) Business Days after the date the Borrower's annual report on Form 10-K is required to be filed with the SEC (commencing with the 2005 fiscal year), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit; and

                  (b) as soon as available, but in any event no later than the earlier of (i) the 45th day after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (ii) the day that is three (3) Business Days after the date the Borrower's quarterly report on Form 10-Q is required to be filed with the SEC (commencing with the fiscal quarter ending April 30, 2004), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

         7.02     CERTIFICATES; OTHER INFORMATION.

         Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

                  (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor

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         no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

                  (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended May 1, 2004), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

                  (c) not later than 60 days after the end of each fiscal year of the Borrower, beginning with the 2005 fiscal year, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next fiscal year on a quarterly basis;

                  (d) within 90 days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Dispositions (other than any Excluded Disposition), Debt Issuances, Equity Issuances (other than Excluded Equity Issuances), Acquisitions and Extraordinary Receipts that occurred during the prior fiscal year;

                  (e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

                  (f) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

                  (g) promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person; and

                  (h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

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                  Documents required to be delivered pursuant to Section 7.01(a)
         or (b) or Section 7.02(c), (e), (f), (g) or (h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower's website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative
         Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         7.03     NOTICES AND INFORMATION.

         (a) Promptly notify the Administrative Agent and each Lender of the occurrence of any Default and the nature thereof.

         (b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

         (c) Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

         (d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

         (e) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, the

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Loan Parties will furnish or cause to be furnished to the Administrative Agent, at the Loan Parties' expense, a report of (or updated report) an environmental assessment of reasonable scope, form and depth (including, where reasonably appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent, as to the nature and extent of the presence of any Hazardous Materials on any Real Properties and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Consolidated Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties to reasonably undertake such an assessment (including, where reasonably appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

         (f) within 15 days of the end of each calendar month, a report detailing each Letter of Credit outstanding hereunder, including the L/C Issuer, the amount and the beneficiary thereof, such report to be in form and substance satisfactory to the Administrative Agent.

         Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

         7.04     PAYMENT OF OBLIGATIONS.

         Except to the extent that a failure to pay and discharge could not reasonably be expected to have a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         7.05     PRESERVATION OF EXISTENCE, ETC.

         (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks.

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         7.06     MAINTENANCE OF PROPERTIES.

         (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; and
(b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

         7.07     MAINTENANCE OF INSURANCE.

         (a) Maintain in full force and effect insurance (including worker's compensation insurance, liability insurance and property insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The Administrative Agent shall be named as lender loss payee or mortgagee, as its interest may appear, and/or additional insured, as applicable, with respect to any such insurance providing coverage in respect of any Collateral (excluding executive risk policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days' prior written notice before any such policy or policies shall be altered or canceled.

         (b) In the event that the Consolidated Parties receive Extraordinary Receipts in excess of $1,000,000 in aggregate amount during any fiscal year of the Consolidated Parties ("Excess Proceeds") on account of Involuntary Dispositions, the Loan Parties shall, within the applicable Application Period, apply (or cause to be applied) an amount equal to such Excess Proceeds to (i) make Eligible Reinvestments (including but not limited to the repair or replacement of the related Property) or (ii) prepay the Loans (and Cash Collateralize L/C Obligations) in accordance with the terms of Section 2.04(b)(ii)(B); provided, however, that such Person shall not undertake replacement or restoration of such Property unless, after giving pro forma effect to any Funded Indebtedness to be incurred in connection with such replacement or restoration, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(c) as of the most recent fiscal quarter end preceding the date of determination with respect to which the Administrative Agent has received the Required Financial Information (assuming, for purposes hereof, that such Funded Indebtedness was incurred as of the first day of the four fiscal-quarter period ending as of such fiscal quarter end). All insurance proceeds shall be subject to the security interest of the Administrative Agent (for the ratable benefit of the Lenders) under the Collateral Documents. Pending final application of any Excess Proceeds, the Loan Parties may apply such Excess Proceeds to temporarily reduce the Revolving Loans or to make Permitted Investments.

         7.08     COMPLIANCE WITH LAWS AND MATERIAL CONTRACTUAL OBLIGATIONS.

         Comply with the requirements of all Laws, all Contractual Obligations, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law, Contractual Obligation, or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently

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conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         7.09     BOOKS AND RECORDS.

         (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

         7.10     INSPECTION RIGHTS.

         Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Loan Parties agree that the Administrative Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Loan Parties.

         7.11     USE OF PROCEEDS.

         Use the proceeds of the Credit Extensions for the purposes set forth in
Section 6.28 and for general corporate purposes not in contravention of any Law or of any Loan Document.

         7.12     ADDITIONAL GUARANTORS.

         Notify the Administrative Agent at the time that any Person becomes a Material Subsidiary and promptly thereafter (and in any event within 30 days), cause each such Person (other than any Foreign Subsidiary to the extent the joinder as a Guarantor by such Foreign Subsidiary could reasonably be expected to (1) cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent or (2) result in any material adverse tax consequences) to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and
(iv) of Section 5.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), all in form, content and scope reasonably satisfactory to the Administrative Agent.

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         7.13     PLEDGED ASSETS.

                  (a) Each Loan Party will (i) cause all of its owned and leased real and personal Property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of real Property constituting Collateral (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(c) and (d), all in form, content and scope reasonably satisfactory to the Administrative Agent. Without limiting the generality of the above, the Loan Parties will cause (A) 100% of the issued and outstanding Capital Stock of each Material Domestic Subsidiary and (B) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary that is a Material Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

                  (b) Whenever the aggregate net book value of personal property Collateral located at a premises leased by a Loan Party exceeds $10,000,000, the Borrower or other relevant Loan Party will promptly notify the Administrative Agent in writing and use commercially reasonable efforts to promptly obtain such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent.

                  (c) Without limiting the generality of Section 7.13(a), each Loan Party will (i) maintain Deposit Accounts and Securities Accounts (such terms being defined in accordance with Section 1(a) of the Security Agreement) in compliance with the relevant provisions contained in Section 4 of the Security Agreement and (ii) ensure that

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         intercompany Indebtedness owing to a Loan Party complies with the relevant provisions contained in Section 4 of the Security Agreement.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Indebtedness in connection with Swap Contracts and/or Treasury Management Arrangements) shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

         8.01     LIENS.

         Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

                  (a)      Liens pursuant to any Loan Document;

                  (b)      Liens existing on the date hereof and listed on
         Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal, refinancing or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

                  (c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                  (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

                  (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

                  (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to

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         judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (g) easements, reservations, rights-of-way, covenants, conditions, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

                  (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

                  (i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property acquired as of the date of acquisition and (iii) such Liens attach to such Property concurrently with or within 90 days after the acquisition thereof;

                  (j) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

                  (k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

                  (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

                  (n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

                  (o) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

                  (p) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

                  (q) Liens arising in favor of The Bank of New York, as trustee ("Bank of NY"), under Section 7.07 of the Convertible Note Indenture or Liens arising in favor of the trustee

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         under any indenture or similar agreement (together with the Convertible
         Note Indenture, the "Indentures") with respect to the Convertible Notes (Bank of NY, together with any such other trustee, the "Trustees"); provided that such Liens shall be limited only to property and funds held by the Trustees and such Liens shall secure only the Borrower's obligation to pay reasonable compensation to the Trustees for their services under the Indentures, reasonable costs and expenses incurred by the Trustees in connection with the performance of such services and indemnification of the Trustees with respect to the performance of such services under the Indentures;

                  (r) other Liens securing Indebtedness permitted hereunder in an aggregate amount (with respect to the Indebtedness so secured) not to exceed $5,000,000.

         8.02     INVESTMENTS.

         Make any Investments, except:

                  (a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

                  (b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

                  (c) Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $1,000,000 at any time outstanding; provided that all such advances must be in compliance with applicable Laws, including, but not limited to, the Sarbanes-Oxley Act of 2002.

                  (d) Investments in any Person which is a Loan Party prior to giving effect to such Investment;

                  (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

                  (f)      Guarantees constituting Indebtedness permitted by
         Section 8.03 (other than Section 8.03(c)), to the extent such Guarantees also constitute Investments;

                  (g) The Borrower and its Subsidiaries may make and own loans or advances to Consolidated Parties that are not Loan Parties in an aggregate amount not to exceed $5,000,000 outstanding at any one time;

                  (h) any Eligible Reinvestment of the proceeds of any Involuntary Disposition as contemplated by Section 7.07(b) or of any Disposition as contemplated by Section 8.05(g); or

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                  (i)      Investments consisting of an Acquisition by the
         Borrower or any Subsidiary of the Borrower, provided that

                           (i) Same or Similar Line of Business. The Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof);

                           (ii) Guaranty and Collateral Requirements. The Administrative Agent shall have received, or in connection with the closing of such Acquisition will receive, all items, including in respect of the Capital Stock or Property acquired in such Acquisition, required to be delivered by the terms of
                                    Section 7.12 and/or Section 7.13;

                           (iii) Non-Hostile. In the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

                           (iv) Pro Forma Compliance Certificate. In the case of any Acquisition for which the aggregate consideration (calculated in accordance with clause (viii) below) is equal to or greater than $3,000,000, the Borrower shall have delivered to the Administrative Agent (A) a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(c) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information and (B) a certificate of a Responsible Officer of the Borrower (1) demonstrating that, upon giving effect to such Acquisition, at least 90% of Consolidated EBITDA for the most recently ended fiscal year period for each of the Consolidated Parties and the acquired Person or Property preceding the date of such Acquisition with respect to which the Administrative Agent shall have received the Required Financial Information has been audited in accordance with GAAP, in the case of the Borrower, as required by Section 7.01(a) and, in the case of the acquired Person or Property, by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (whose opinion shall not be limited as to the scope or qualified as to going concern status or any other material qualifications, exceptions, assumptions or explanatory language as to the scope of such audit) and
                                    (2) to the extent that audited financial information for the acquired Person or Property is required under the

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

                                    terms of the foregoing clause (1),
                                    certifying that the quarterly financial
                                    statements with respect to the Person or Property acquired for each fiscal quarter period ending after the date of the last audit and immediately prior to the date of such Acquisition have been prepared in accordance with GAAP (subject to audit adjustments and the absence of footnotes) and reviewed by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent;

                           (v) Continued Accuracy of Representations and Warranties. The representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;

                           (vi) Partnership Interests. If such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction;

                           (vii) Minimum Availability. After giving effect to such Acquisition, there shall be at least $25,000,000 of availability existing under the Aggregate Revolving Commitments; and

                           (viii) Aggregate Consideration. The aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments, but excluding consideration consisting of (A) any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition, (B) the proceeds of any Equity Issuance by the Borrower consummated subsequent to the Closing Date and (C) the proceeds of any Disposition or Involuntary Disposition consummated subsequent to the Closing Date) paid by the Consolidated Parties for (i) all such Acquisitions occurring in any rolling twelve month period shall not exceed $5,000,000 and (ii) for all such Acquisitions occurring after the Closing Date shall not exceed $25,000,000.

                  (j) Investments consisting of amounts potentially due from a seller of assets in a Permitted Acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions, and (ii) are outstanding for a period of

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

         one hundred eighty (180) days or less following the closing of such Permitted Acquisition;

                  (k) The Borrower and its Subsidiaries may make and own loans or advances to the trustee of various employee incentive and stock purchase plans of the Borrower, not to exceed $250,000 in the aggregate at any one time outstanding;

                  (l) The Borrower and its Subsidiaries may engage in transactions permitted by Section 8.06.

                  (m) The Borrower and its Subsidiaries may make and own other Investments (including, but not limited to acquisitions of stock or assets of another Person but excluding any Acquisitions) not to exceed in the aggregate $10,000,000 during the term of this Agreement.

         8.03     INDEBTEDNESS.

         Create, incur, assume or suffer to exist any Indebtedness, except:

                  (a)      Indebtedness under the Loan Documents;

                  (b) Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and set forth in Schedule 8.03 and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

                  (c) intercompany Indebtedness and Guarantees with respect to Indebtedness, so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 8.02 (other than Section 8.02(f));

                  (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

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

                  (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Lease Obligations) hereafter incurred by the Borrower or any of its Subsidiaries to finance fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price or value of the asset(s) financed; and
         (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                  (f) Indebtedness arising under the Convertible Note Indenture and the Convertible Notes in an aggregate principal amount not to exceed $86,250,000 at any one time outstanding;

                  (g) other Subordinated Indebtedness hereafter incurred by the Borrower or any of its Subsidiaries provided that (A) the loan documentation with respect to such Subordinated Indebtedness shall not contain covenants or default provisions relating to any Consolidated Party that are more restrictive than the covenants and default provisions contained in the Loan Documents, (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Subordinated Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(c) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, (C) the aggregate principal amount of such Subordinated Indebtedness shall not exceed $100,000,000 at any time and (D) the Borrower or such Subsidiary shall apply (or cause to be applied) an amount equal to the Net Cash Proceeds from such Subordinated Indebtedness to prepay the Loans (and Cash Collateralize L/C Obligations) in accordance with the terms of Section 2.04(b)(iii); and

                  (h) other Indebtedness hereafter incurred by the Borrower or any of its Subsidiaries provided that (A) the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to any Consolidated Party that are more restrictive than the covenants and default provisions contained in the Loan Documents, (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(c) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information and (C) the aggregate principal amount of such Indebtedness shall not exceed $15,000,000 at any time; and

                  (i) financed insurance premiums not past due.

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

         8.04     FUNDAMENTAL CHANGES.

         Except in connection with an Excluded Disposition, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any other Consolidated Party which is not a Loan Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation and (g) any Wholly Owned Subsidiary of the Borrower other than Hat World Corporation may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

         8.05     DISPOSITIONS.

         Make any Disposition other than an Excluded Disposition unless (a) the consideration paid in connection therewith shall be in cash or Cash Equivalents, such payment to be substantially contemporaneous with consummation of transaction, and shall be in an amount not less than the fair market value of the Property disposed of, (b) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.16,
(c) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, (e) the aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions after the Closing Date shall not exceed (i) $20,000,000 during the term of this Agreement and (ii) $10,000,000 during any rolling twelve month period, (f) no later than five (5) Business Days prior to the consummation of any such Disposition of assets with a net book value of $10,000,000 or more, the Borrower shall have delivered to the Administrative Agent (i) a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)-(c) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information and (ii) a certificate of a Responsible Officer of the Borrower specifying the anticipated date of such Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the net book value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Disposition and (g) the Loan Parties shall comply with the terms of Section 2.04(b)(ii)(A). Pending final application of the Net Cash Proceeds of any Disposition, the Consolidated Parties may apply such Net Cash Proceeds to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

         8.06     RESTRICTED PAYMENTS.

         Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

                  (a) each Subsidiary may make Restricted Payments payable ratably to holders of its Capital Stock;

                  (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

                  (c) the Borrower may purchase, redeem or otherwise acquire shares of its Capital Stock by exchange for or out of the proceeds received from a substantially concurrent issue of shares of its Capital Stock;

                  (d) after giving effect to the relevant Restricted Payment(s) on a Pro Forma Basis, the Borrower may (x) declare and make dividend payments in respect of its Capital Stock and/or (y) repurchase shares of its Capital Stock, if the cumulative amount of all such Restricted Payments (including any Restricted Payment proposed to be made) after the Closing Date would not exceed 25% of cumulative Consolidated Net Income (to the extent positive) from the Closing Date to the end of the accounting month immediately preceding the date of the action by the board of directors of the Borrower declaring or authorizing the relevant Restricted Payment(s), taken as a single period;

                  (e) The Borrower may make Restricted Payments with respect to the Borrower's Preferred Stock in an amount not to exceed $400,000 in any fiscal year; and

                  (f) The Borrower may make redemptions, purchases or acquisitions for value of Shareholder Rights at a price not to exceed $.05 per Shareholder Right or $2,000,000 in the aggregate for all such Shareholder Rights.

         8.07     CHANGE IN NATURE OF BUSINESS.

         Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto (or any reasonable extensions or expansions thereof).

         8.08     TRANSACTIONS WITH AFFILIATES AND INSIDERS.

         Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02,

Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

         8.09     BURDENSOME AGREEMENTS.

         (a) Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on such Person's Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party or (v) except in respect of any Consolidated Party which is not a Loan Party, (A) pledge its Property (other than Excluded Property) pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)(i)-(v)(A) above) for (1) this Agreement and the other Loan Documents, (2) the Convertible Note Indenture and the Convertible Notes, in each case as in effect as of the Closing Date, (3) any document or instrument governing Indebtedness incurred pursuant to
Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed, acquired or financed in connection therewith, (4) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (5) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale.

         (b) Enter into any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under
Section 8.05, pending the consummation of such sale.

         8.10     USE OF PROCEEDS.

         Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of

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

Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

         8.11     FINANCIAL COVENANTS.

         (a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) 85% of Consolidated Tangible Net Worth of the Borrower, the Acquired Company and their respective Subsidiaries as of February 1, 2004, (b) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal year ending after February 1, 2004 (with no deduction for a net loss in any such fiscal year) and (c) an amount equal to 100% of the Net Cash Proceeds of any Equity Issuances other than Excluded Equity Issuances (such increases pursuant to clauses (b) and (c) to be cumulative).

         (b) Consolidated Adjusted Debt to Consolidated EBITDAR Ratio. As of the end of any fiscal quarter of the Borrower, permit the ratio of (i) Consolidated Adjusted Debt as of such date to (ii) Consolidated EBITDAR for the four fiscal quarter period then ended to be greater than the ratio set forth below opposite such quarter:

Fiscal Quarter Ending                   Maximum Ratio
---------------------                   -------------
Q1 FY05 - Q4 FY05                        4.35 to 1.00
Q1 FY06 - Q4 FY06                        4.25 to 1.00
Q1 FY07 - Q4 FY07                        4.00 to 1.00
Q1 FY08 and thereafter                   3.75 to 1.00

         (c) Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending                   Minimum Ratio
---------------------                   -------------
Q1 FY05 - Q2 FY06                        1.40 to 1.00
Q3 FY06 - Q2 FY07                        1.45 to 1.00
Q3 FY07 and thereafter                   1.50 to 1.00

         8.12     CAPITAL EXPENDITURES.

         Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

    FISCAL YEAR                              AMOUNT
-------------------                       -----------
2005                                      $49,000,000
2006                                      $42,000,000
2007                                      $45,000,000
2008 and thereafter                       $50,000,000

; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above not to exceed $3,000,000 per fiscal year, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the immediately succeeding fiscal year.

         8.13     PREPAYMENT OF OTHER INDEBTEDNESS, ETC.

         Permit any Consolidated Party to (a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) amend or modify any of the terms of any Indebtedness of such Consolidated Party (other than Indebtedness under the Loan Documents) if such amendment or modification would add or change any terms in a manner materially adverse to such Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (ii) make (or give any notice with respect thereto) any voluntary, optional or other non-scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Consolidated Party (other than Indebtedness under the Loan Documents) (in each case, whether or not mandatory),
(b) amend or modify any of the terms of any Subordinated Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Consolidated Parties, or shorten the final maturity or average life to maturity thereof or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, (c) make principal or interest payments in respect of any Subordinated Indebtedness in violation of the subordination provisions thereof, or (d) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment, redemption, acquisition for value or defeasance of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness.

         8.14     ORGANIZATION DOCUMENTS; FISCAL YEAR.

         Permit any Consolidated Party to (a) amend, modify or change its Organization Documents in a manner adverse to the Lenders or (b) change its fiscal year.

         8.15     OWNERSHIP OF SUBSIDIARIES.

         Notwithstanding any other provisions of this Agreement to the contrary, permit any Consolidated Party to (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.04 or
Section 8.05, (ii) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.

         8.16     SALE LEASEBACKS.

         Except in a transaction structured as a Capital Lease or a Synthetic Lease Obligation and permitted by Section 8.03(e), permit any Consolidated Party to enter into any Sale and Leaseback Transaction.

                                   ARTICLE IX
                         EVENTS OF DEFAULT AND REMEDIES

         9.01     EVENTS OF DEFAULT.

         Any of the following shall constitute an Event of Default:

                  (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

                  (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12 or 7.13 or Article VIII; or

                  (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection
         (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of a Responsible Officer of the Borrower becoming aware of such default or notice thereof by the Administrative Agent or any Lender; or

                  (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

                  (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to perform or observe (beyond the applicable grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material

         Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or
         (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

                  (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

                  (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in an amount in excess of the Threshold Amount is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

                  (h) Judgments. There is entered against the Borrower or any Subsidiary (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent

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         third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

                  (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

                  (j) Invalidity of Loan Documents; Guarantees. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under its Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

                  (k) Subordinated Indebtedness. (i) Any of the Obligations for any reason shall cease to be "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (ii) any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness or (iii) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or

                  (l)      Change of Control. There occurs any Change of
         Control.

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         9.02     REMEDIES UPON EVENT OF DEFAULT.

         If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

                  (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

                  (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

                  (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

         provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

         9.03     APPLICATION OF FUNDS.

         After the acceleration of the Obligations as provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

         First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney

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Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

         Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

         Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Swap Contracts or Treasury Management Arrangements between any Loan Party and any Lender of Affiliate of any Lender and to Cash Collateralize the undrawn amounts of Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

         Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                    ARTICLE X
                              ADMINISTRATIVE AGENT

         10.01    APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

         (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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         (b)      The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article X and in the definition of "Agent-Related Person" included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

         10.02    DELEGATION OF DUTIES.

         The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         10.03    LIABILITY OF ADMINISTRATIVE AGENT.

         No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

         10.04    RELIANCE BY ADMINISTRATIVE AGENT.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully

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

justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

         10.05    NOTICE OF DEFAULT.

         The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

         10.06    CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE
                  AGENT.

         Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related

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Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

         10.07    INDEMNIFICATION OF ADMINISTRATIVE AGENT.

         Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Revolving Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

         10.08    ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.

         Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With

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respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         10.09    SUCCESSOR ADMINISTRATIVE AGENT.

         The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation shall also constitute a resignation as L/C Issuer. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and the respective terms "Administrative Agent" and "L/C Issuer" shall mean such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and
11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or L/C Issuer under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         10.10    ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

         In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

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                  (a)      to file and prove a claim for the whole amount of the
         principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and
         11.04) allowed in such judicial proceeding; and

                  (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         10.11    COLLATERAL AND GUARANTY MATTERS.

         The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

                  (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition or other transaction permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

                  (b) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(i); and

                  (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

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

         Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this
Section 10.11.

         10.12    OTHER AGENTS; ARRANGERS AND MANAGERS.

         None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger," "co-arranger" or similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01    AMENDMENTS, ETC.

         No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

                  (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

                  (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

                  (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to

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

         amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

                  (d) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

                  (e) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

                  (f) (i) except as the result of or in connection with a Disposition not prohibited by Section 8.05, release all or substantially all of the Collateral and (ii) except as otherwise provided in Section 10.11, release all or substantially all of the Guarantors, in each case without the written consent of each Lender;

                  (g) except as the result of or in connection with a dissolution, merger or disposition of a Loan Party not prohibited by
         Section 8.04 or Section 8.05, release the Borrower or substantially all of the other Loan Parties from its or their obligations under the Loan Documents without the written consent of each Lender;

                  (h) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any L/C Obligations)), waive any Default or Event of Default for purposes of
         Section 5.02(b);

                  (i) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loan (and participations therein), (i) amend, change, waive, discharge or terminate Section 9.03 so as to alter the manner of application of any payment in respect of the Obligations or proceeds of Collateral and (ii) amend, change, waive, discharge or terminate
         Section 2.04(b)(v) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.04(b)(ii), (iii), or
         (iv) hereof;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer as such under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent as such under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

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         Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

         Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of
Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

         11.02    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                  (i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

                  (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the L/C Issuer.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

         (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such

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Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

         (c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         11.03    NO WAIVER; CUMULATIVE REMEDIES.

         No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         11.04    ATTORNEY COSTS, EXPENSES AND TAXES.

         The Loan Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law),

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including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Revolving Commitments and repayment of all other Obligations.

         11.05    INDEMNIFICATION BY THE BORROWER.

         Whether or not the transactions contemplated hereby are consummated, the Loan Parties jointly and severally shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this
Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the

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Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

         11.06    PAYMENTS SET ASIDE.

         To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then
(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         11.07    SUCCESSORS AND ASSIGNS.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (x) $5,000,000 with

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respect to the assignment of a Revolving Commitment and (y) $1,000,000 with respect to the assignment of the Term Loan, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to its Pro Rata Share of (x) the Revolving Loans and/or the Revolving Commitment or (y) the Term Loan and/or the Term Loan Commitment, as applicable, assigned; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the L/C Issuer (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by either the assignee or assignor Lender. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided that any Note of the assigning Lender is correspondingly modified or replaced to the extent applicable. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

         (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the

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Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a
"Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and
3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.12 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section
11.15 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) As used herein, the following terms have the following meanings:

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

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                  "Fund" means any Person (other than a natural person) that is
         (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

         11.08    CONFIDENTIALITY.

         Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the a Consolidated Party; or
(i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the

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purposes of this Section, "Information" means all information received from the
Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         11.09    SET-OFF.

         In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties, and each Loan Party hereby grants a security interest in all such deposits and indebtedness to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         11.10    INTEREST RATE LIMITATION.

         Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Obligations or otherwise, shall the interest and loan charges agreed to be paid to the L/C Issuer or any Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable Laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid in respect of any of the Obligations shall exceed the maximum amounts collectible under applicable Laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable Laws in effect from time to time, and any amounts collected by the L/C Issuer or any Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the

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Obligations and/or refunded to the Loan Parties so that at no time shall the interest or loan charges paid or payable in respect of the Obligations exceed the maximum amounts permitted from time to time by applicable Laws.

         11.11    COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12    INTEGRATION.

         This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         11.13    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         11.14    SEVERABILITY.

         If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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         11.15    TAX FORMS.

                  (a) (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

                  (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

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

                  (iii) The Borrower shall not be relieved of its obligation to pay any additional amount to any Foreign Lender under Section 3.01
         (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate; and provided further that if the L/C Issuer shall issue, amend or extend any Letter of Credit from a branch or other office in any jurisdiction at the request of (or with the consent of ) the Borrower and the L/C Issuer shall not be lawfully able or entitled to satisfy the requirements of this
         Section 11.15(a) at the time of issuance, amendment or extension of any Letter of Credit by reason of the selection of such branch or office in such jurisdiction, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 owing to the L/C Issuer.

                  (iv) Notwithstanding Section 3.01 or any other provision of this Agreement to the contrary, neither the Borrower nor any other Loan Party shall be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to
         Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

                  (v) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

         (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent and the Loan Parties therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent and the Loan Parties. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         11.16    REPLACEMENT OF LENDERS.

         Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made the same request for compensation pursuant to Section 3.01 or 3.04. Upon the making of any such assignment, the Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), and (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer as it may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations.

         11.17    GOVERNING LAW.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TENNESSEE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TENNESSEE SITTING IN DAVIDSON COUNTY OR OF THE UNITED STATES FOR THE MIDDLE DISTRICT OF TENNESSEE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE LOAN PARTIES,

THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         11.18    WAIVER OF RIGHT TO TRIAL BY JURY.

         EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         11.19    USA PATRIOT ACT NOTICE.

         Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

         11.20    DESIGNATION AS DESIGNATED SENIOR INDEBTEDNESS.

         All Obligations shall be "Designated Senior Indebtedness" for purposes of and as defined in the Convertible Note Indenture.

         11.21    JUDGMENT CURRENCY.

         If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:                                GENESCO INC.,
                                         a Tennessee corporation

                                         By: /s/ James S. Gulmi
                                         ---------------------------------------
                                         Name: James S. Gulmi
                                         Title: Senior Vice President - Finance
                                                and Chief Financial Officer

GUARANTORS:                              GENESCO BRANDS INC.,
                                         a Delaware corporation

                                         By: /s/ James S. Gulmi
                                         ---------------------------------------
                                         Name: James S. Gulmi
                                         Title: President


                                         HAT WORLD CORPORATION,
                                         a Delaware corporation

                                         By: /s/ James S. Gulmi
                                         ---------------------------------------
                                         Name: James S. Gulmi
                                         Title: Senior Vice President - Finance
                                                and Chief Financial Officer

                                         HAT WORLD INC.,
                                         a Minnesota corporation

                                         By: /s/ James S. Gulmi
                                         ---------------------------------------
                                         Name: James S. Gulmi
                                         Title: Senior Vice President - Finance
                                                and Chief Financial Officer

ADMINISTRATIVE                           BANK OF AMERICA, N.A., as
AGENT:                                   Administrative Agent


                                         By: /S/ Molly J. Oxford
                                         ------------------------------
                                         Name: Molly J. Oxford
                                         Title: Vice President

LENDERS: BANK OF AMERICA, N.A., Individually in its capacity as L/C Issuer and a Lender


                                         By: /s/ Amy Honey
                                         -----------------------------------
                                         Name: Amy Honey
                                         Title: Vice President

                                   LASALLE BANK NATIONAL ASSOCIATION


                                   By: /s/ Andrew J. Crask
                                   -----------------------------------
                                   Name: Andrew J. Crask
                                   Title: AVP

                                         WELLS FARGO FOOTHILL, LLC


                                         By: /s/ Rina Shinoda
                                         -----------------------------------
                                         Name: Rina Shinoda
                                         Title: Vice President

                                         NATIONAL CITY BANK


                                         By: /s/ Michael J. Durbin
                                         -----------------------------------
                                         Name: Michael J. Durbin
                                         Title: Senior Vice President

                                        SUN TRUST BANK


                                        By: /s/ Scott Corley
                                        -----------------------------------
                                        Name: Scott Corley
                                        Title: Managing Director

                                        U.S. BANK NATIONAL ASSOCIATION


                                        By: /s/ Jennifer Thurston
                                        -----------------------------------
                                        Name: Jennifer Thurston
                                        Title: Assistant Vice President

                                         BRANCH BANKING & TRUST COMPANY


                                         By: /s/ Roberts A. Bass
                                         -----------------------------------
                                         Name: Roberts A. Bass
                                         Title: Senior Vice President

                                         FIFTH THIRD BANK


                                         By: /s/ David J. Hicks
                                         -----------------------------------
                                         Name: David J. Hicks
                                         Title: Vice President

                                         PNC BANK NATIONAL ASSOCIATION


                                         By: /s/ Chester A. Misbach, Jr.
                                         -----------------------------------
                                         Name: Chester A. Misbach, Jr.
                                         Title: Senior Vice President

                                         WASHINGTON MUTUAL BANK


                                         By: /s/ Elizabeth Records
                                         -----------------------------------
                                         Name: Elizabeth Records
                                         Title: Assistant Vice President,
                                                Credit Manager